Exhibit 10.10

MAXLINEAR, INC.

2051 Palomar Airport Road, Suite 100

Carlsbad, California 92011

June 24, 2011

Dear Brian Sprague:

I am very pleased to offer you a position with MaxLinear, Inc. (the “Company”), as Vice President and General Manager, reporting to the Chief Executive Officer. We are offering you an annual base salary of $230,000, a target bonus of thirty percent (30%) of your annual base salary pursuant to the Company’s 2011 Executive Incentive Bonus Plan (the “2011 Bonus Plan”), an option to purchase 137,500 shares of the Company’s Class A common stock pursuant to the Company’s 2010 Equity Incentive Plan (the “Equity Plan”), an award of 68,750 restricted stock units pursuant to the Equity Plan, and severance and termination protection benefits in connection with a change in control agreement, all as further set forth below.

Annual Base Salary

If you decide to join us, you will receive semi-monthly payments of your annual base salary of $230,000, in accordance with the Company’s normal payroll procedures and you will also be eligible to receive certain employee benefits generally offered to the Company’s employees, which include 15 days of paid time off per year, pro-rated for the remainder of this calendar year from the commencement of your employment, participation in our 401(k) plan and employer contribution towards health insurance premiums. The details of these employee benefits will be explained in greater detail in subsequent correspondence.

2011 Executive Incentive Bonus Plan

Under the 2011 Bonus Plan, you will be eligible for a target bonus of thirty percent (30%) of your base salary, pro-rated for the remainder of this calendar year from the commencement of your employment. The terms and conditions, including performance goals, of our 2011 Bonus Plan for executive officers have been previously established by our compensation committee and are publicly disclosed in a Form 8-K previously filed with the Securities and Exchange Commission.

Severance and Change in Control Benefits

Under the terms of the form of change in control agreement that our Board of Directors has approved for the executive officers of the Company, other than the Chief Executive Officer and Chief Financial Officer, if you are a “Section 16 officer” immediately prior to a “change in control” (as such terms are defined in the change in control agreement) and upon or within 12 months following a change of control, you are involuntarily terminated by the Company or our successor without “cause” or you terminate voluntarily for “good reason” (as such terms are defined in the change in control agreement), you will be entitled to receive certain benefits, in such amounts and pursuant to such terms and conditions as set forth in the change in control agreement in the form attached hereto as Exhibit A.

Brian Sprague

Stock Option Grant

The Company will recommend that its compensation committee approve a grant to you of an option to purchase 137,500 shares of the Company’s Class A common stock. This option will be subject to the terms and conditions of the Equity Plan and the form of stock option agreement approved by the Board of Directors. In accordance with our established policies and practices, we expect the option grant to be granted on, and have an exercise price equal to, the closing price of the Company’s Class A common stock on the New York Stock Exchange on the later of the tenth (10th) trading day of August 2011 or the first date Company’s trading window is open following the tenth (10th) trading day of August 2011. This option will vest and become exercisable over four years based on your continued employment with the Company. Twenty-five percent (25%) of the shares subject to this option will vest on the first anniversary of the effective date of your employment with the Company, and the remaining shares will vest ratably in equal monthly installments over the 36 months after such first anniversary. The option grant shall have a term of ten years, subject to earlier termination as provided in the Equity Plan and the form of stock option agreement. No right to any shares subject to this option (or the restricted stock unit grant summarized below) will be earned or accrued until such time as they have become fully vested. In addition, the grant of this stock option (or the restricted stock unit summarized below) will not confer any right upon you to continued employment with the Company.

Restricted Stock Unit Award

The Company will also recommend that its compensation committee approve an award of 68,750 restricted stock units pursuant to the Equity Plan and the form of restricted stock unit award agreement approved by the Board of Directors. Subject to your continued employment with the Company through each applicable vesting date, the restricted stock units subject to the award will vest as follows: Twenty-five percent (25%) of the restricted stock units will vest on August 20, 2012, and 1/16th of the restricted stock units subject to the award will vest on each November 20, February 20, May 20, and August 20 thereafter, such that the award will be fully vested on August 20, 2015.

Other Employment Terms

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the effective date of your employment, or our employment relationship with you may be terminated. If you anticipate you may have immigration issues, please advise us now so that we may start to investigate those issues prior to your effective date.

Brian Sprague

We also ask that, if you have not already done so, you disclose to the Company any agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may limit the manner in which you may be employed. It is our understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company, non-disclosure of the Company’s proprietary information, and arbitration of disputes between you and the Company. Please note that we must receive this signed agreement on or before your effective date.

The Company has a strict policy against insider trading, which prohibits, among other things, employees, contractors and temporary workers from trading the Company’s stock during certain time periods and engaging in any derivative transactions in the Company’s stock. It will be your responsibility to educate yourself regarding our insider trading policies and to ensure you are in full compliance. If you have any questions about our policy against insider trading, please contact Human Resources.

To accept the Company’s employment proposal, please (1) sign and date the Acceptance Form attached to this letter; and (2) the signature page of the Change in Control Agreement; and in order to maintain the confidentiality of compensation information, return a copy of ONLY the Acceptance Form page and the signature page of the Change in Control Agreement to me by fax at 760-444-8598. A duplicate original of this letter is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

Brian Sprague

This offer of employment will terminate if it is not accepted, signed and returned by July 1, 2011. We look forward to your favorable reply and to working with you at the Company.

Sincerely,
MAXLINEAR, INC.

/s/ Kishore Seendripu, Ph.D.

Kishore Seendripu, Ph.D.
Chairman of the Board of Directors, Chief Executive Officer and President

Brian Sprague

OFFER ACCEPTANCE FORM

The terms of the letter dated June 24, 2011 are agreed to and accepted:

Printed Name:   Brian Sprague

Signature:     /s/ Brian Sprague

Date:   06/27/2011

Anticipated Start Date:   07/05/2011

Enclosures:

1.	Duplicate Original Letter

2.	Exhibit A: Change in Control Agreement for Executive Officers (Other than the Chief Executive Officer and Chief Financial Officer)

3.	Exhibit B: Employment, Confidential Information, Invention Assignment and Arbitration Agreement